Exhibit 4.2

USCC MASTER NOTE TRUST
Issuer

USCC SERVICES, LLC
Servicer

and

U.S. BANK NATIONAL ASSOCIATION
Indenture Trustee

SERIES 2017-VFN INDENTURE SUPPLEMENT

Dated as of December 20, 2017

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TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A	FORM OF SERIES 2017—VFN FLOATING RATE ASSET BACKED NOTE
EXHIBIT B	FORM OF MONTHLY SERVICING STATEMENT
EXHIBIT C	FORM OF SERVICER’S CERTIFICATE

ANNEX

ANNEX A	AGGREGATE ADVANCE AMOUNT CALCULATIONS

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SERIES 2017-VFN INDENTURE SUPPLEMENT, dated as of December 20, 2017 (the “Indenture Supplement”), among USCC MASTER NOTE TRUST, a statutory trust existing under the laws of the State of Delaware (herein, the “Issuer” or the “Trust”), USCC SERVICES, LLC, a Delaware limited liability company, as servicer (the “Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as the Indenture Trustee (herein, together with its successors and assigns in such capacity, the “Indenture Trustee”) under the Master Indenture, dated as of December 20, 2017 (the “Indenture”), among the Issuer, the Servicer and the Indenture Trustee (the Indenture, together with this Indenture Supplement, the “Agreement”).

The Issuer from time to time may issue one or more Series of Notes in accordance with Section 2.12 of the Indenture.  The Issuer has tendered the notice of issuance required by Section 2.12(b)(i) of the Indenture, and the Issuer has directed the Indenture Trustee to enter into this Indenture Supplement as required by Section 10.3 of the Indenture to provide for the issuance, authentication and delivery of the Notes, Series 2017-VFN and to specify the Principal Terms thereof.  The Principal Terms of this Series are set forth in this Indenture Supplement to the Indenture.

In addition to the grant of the Indenture, the Issuer hereby grants to the Indenture Trustee, for the exclusive benefit of the Series 2017-VFN Noteholders, all of the Issuer’s right, title and interest (whether now owned or hereafter acquired) in, to and under the following (collectively, the “Series Collateral”):

(i)                                     all Collections allocated by the Servicer to the Series 2017-VFN Notes, including Receivable Payments, Miscellaneous Payments, Recoveries and Shared Collections allocated to Series 2017-VFN;

(ii)                                  all Eligible Investments and all monies, instruments, securities, security entitlements, documents, certificates of deposit and other property from time to time on deposit in or credited to the Series Accounts for Series 2017-VFN (as described in Section 4.15) (including any subaccount thereof) and in all interest, proceeds, earnings, income, revenue, dividends and other distributions thereof (including any accrued discount realized on liquidation of any investment purchased at a discount); and

(iii)                               all present and future claims, demands, causes of action and choses in action regarding any of the foregoing and all payments on any of the foregoing and all proceeds of any nature whatsoever regarding any of the foregoing, including all proceeds of the voluntary or involuntary conversion thereof into cash or other liquid property and all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any kind and other forms of obligations and receivables, instruments and other property that at any time constitute any part of or are included in the proceeds of any of the foregoing.

The foregoing grants are made in trust to secure (a) the Issuer’s obligations with respect to the Series 2017-VFN Notes equally and ratably without prejudice, priority or distinction among the Series 2017-VFN Notes, other than as expressly provided in this Indenture

Supplement, (b) the payment of all other sums payable to the Series 2017-VFN Noteholders under the Series 2017-VFN Notes, the Indenture and this Indenture Supplement and (c) the compliance with the terms and conditions of the Series 2017-VFN Notes, the Indenture and this Indenture Supplement, all as provided herein or therein.

The Indenture Trustee, as indenture trustee on behalf of the Series 2017-VFN Noteholders, hereby acknowledges the foregoing grants, accepts the trusts under this Indenture Supplement in accordance with the provisions of this Indenture Supplement, and agrees to perform the duties herein required to the end that the interests of the Series 2017-VFN Noteholders may be adequately protected.

ARTICLE I

CREATION OF THE SERIES 2017-VFN NOTES

Section 1.1                                    Designation.

(a)                                 There is hereby created a Series of Notes to be issued pursuant to the Indenture and this Indenture Supplement to be known as “USCC Master Note Trust, Series 2017-VFN” or the “Series 2017-VFN Notes.”  The Series 2017-VFN Notes shall be issued in one Class, known as the “Series 2017-VFN Floating Rate Asset Backed Notes.”  The Series 2017-VFN Notes shall be due and payable on the Series 2017-VFN Stated Maturity Date.

(b)                                 Series 2017-VFN shall be included in Group I and shall be a Sharing Series.  Series 2017-VFN shall not be subordinated to any other Series.  Notwithstanding any provision in the Indenture or in this Indenture Supplement to the contrary, the first Payment Date with respect to Series 2017-VFN shall be the January 2018 Payment Date, and the first Collection Period shall begin on and include December 20, 2017 and end on and include December 31, 2017.

ARTICLE II

DEFINITIONS

Section 2.1                                    Definitions.

(a)                                 Whenever used in this Indenture Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and the masculine as well as the feminine and neuter genders of such terms.

(b)                                 Each capitalized term defined herein shall relate to the Series 2017-VFN Notes and no other Series of Notes issued by the Issuer, unless the context otherwise requires.  All capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in Annex A of the Indenture and the Note Purchase Agreement.  In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture or the Note Purchase Agreement, the terms and provisions of this Indenture Supplement shall govern.

“Additional Amounts” shall have the meaning set forth in Section 4.2(d).

“Administrative Agent” shall have the meaning specified in the Note Purchase Agreement.

“Administrative Agent Fee Letter” shall have the meaning specified in the Note Purchase Agreement.

“Advance Rate” shall mean a percentage calculated on any date of determination in the manner provided for in Annex A hereto, with respect to the Receivables which constitute Trust Assets as of such date of determination.

“Aggregate Partial Paydown Amount” shall mean, for any Partial Paydown Period, the aggregate amount necessary to pay in full the outstanding principal amount of the Series 2017-VFN Notes held by each Non-Renewing Ownership Group.

“Amortization Period” shall mean the earlier of the period commencing on the first day of the Collection Period (a) following the Scheduled Commitment Termination Date or (b) in which an Amortization Event with respect to Series 2017-VFN has occurred, and ending upon the earlier to occur of (i) the payment in full of the Note Principal Balance to the Series 2017-VFN Noteholders and (ii) the Series 2017-VFN Stated Maturity Date.

“Asset Base” shall mean, as of any date of determination, an amount equal to the sum of (a) the product of (i) the Asset Base Allocation Percentage for Series 2017-VFN in effect on such date of determination, (ii) the Advance Rate in effect on such date of determination and (iii) the Aggregate Receivables Balance (measured as of such date of determination), plus (b) amounts on deposit in the Series 2017-VFN Series Account which are available for payment of principal on the Series 2017-VFN Notes on the following Payment Date on such date (after taking into account payments with senior priority), plus (c) an amount equal to the product of (x) the Asset Base Allocation Percentage for Series 2017-VFN in effect on such date of determination and (y) the amount of cash and Eligible Investments on deposit in the Excess Funding Account on such date of determination.

“Asset Base Allocation Percentage” shall mean, at any date of determination, the percentage equivalent (which percentage shall never exceed 100%) of a fraction, (a) the numerator of which is the Invested Amount and (b) the denominator of which is the Adjusted Pool Principal Balance, each as of such date of determination.

“Asset Base Deficiency” shall mean, as of any date of determination, the condition that exists if (a) the Note Principal Balance exceeds (b) the Asset Base.  If such term is used in a quantitative context, the amount of the Asset Base Deficiency shall be equal to the amount of such excess.

“Available Funds” shall mean, with respect to any Payment Date for Series 2017-VFN, an amount equal to the sum of (a) the amount of funds on deposit in the Collection Account allocated pursuant to Section 4.1, which relate to Series 2017-VFN, which have been deposited by the Servicer pursuant to Section 4.02 of the Transfer and Servicing Agreement or have otherwise been deposited in the Series 2017-VFN Series Account for payment with respect to Series 2017-VFN (including payments received under any Hedging Agreement), (b) any Shared Collections with respect to other Series that are allocated to Series 2017-VFN and deposited into the Series 2017-VFN Series Account in accordance with Section 8.4(d) of the Indenture and Section 4.5, and (c) any Hedge Receipts deposited into the Series 2017-VFN Series Account.

“Change of Control” shall mean the occurrence of any of the following:

(a)                                 the Transferor shall fail to own 100% of the equity of the Issuer;

(b)                                 USCC or an affiliate shall fail to own 100% of the equity of the Transferor; or

(c)                                  with respect to USCC, any event or series of related events (including (x) the sale or issuance (or series of sales or issuances) of equity interests of USCC by USCC or by any holder or holders thereof, or (y) any merger, consolidation, recapitalization, reorganization or other transaction or arrangement) as a result of which any of the following occur:

(i)                                     the Carlson Family Group (as defined below) shall together cease to be “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act) of voting interests in USCC having the voting power, by class or through a combined total voting power of all classes of equity interests of USCC, to elect at least a majority of the members of the board of directors of USCC, or

(ii)                                  Telephone and Data Systems, Inc. shall not control more than 50.1% of the voting interests in USCC; or

(iii)                               Telephone and Data Systems, Inc.’s financial statements determined on a consolidated basis in accordance with GAAP are not required to include the results of USCC.

As used in clause (c)(i) above, “Carlson Family Group” means any and all of the following persons: (a) LeRoy T. Carlson or his spouse, Margaret Carlson; (b) any child, grandchild, great grandchild or other lineal descendant of LeRoy T. Carlson and Margaret Carlson, including any Person with such relationship by adoption, or the spouse of any such Person; (c) the estate of any of the Persons described in subsections (a) and (b); (d) any trust or similar arrangement, provided  that Persons described in subsections (a), (b), or (c) are the beneficiaries of more than fifty percent (50%) of the beneficial interests in such trust or arrangement; (e) the voting trust which expires on June 30, 2035, as amended from time to time, or any successor to such voting trust, including the trustees of such voting trust; and (f) any corporation, partnership, limited liability company or other entity in which Persons identified in subsections (a) through (e) own more than fifty percent (50%) of the voting interests in the election of directors or other management of such entity.

For the avoidance of doubt, the Indenture Trustee shall have no duty or obligation to monitor or determine whether a Change of Control has occurred.

“Closing Date” with respect to Series 2017-VFN shall mean December 20, 2017.

“Collections Shortfall” shall, on any Payment Date, be equal to the excess, if any, of (a) the full amount required to be paid, without duplication, pursuant to Sections 4.2(a) through 4.2(i) on such Payment Date (excluding any portion thereof attributable to Shared Collections), over (b) the amount of Available Funds available to pay such amounts on such Payment Date.

“Consolidated Interest Coverage Ratio” with respect to USCC, shall have the meaning specified in the USCC Credit Agreement.

“Consolidated Leverage Ratio” with respect to USCC, shall have the meaning specified in the USCC Credit Agreement.

“Debt” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that for purposes hereof the amount of such indebtedness shall be limited to the greater of (A) the amount of such indebtedness as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vii) all guarantees of such Person, (viii) the principal portion of all obligations of such Person under capitalized leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, (x) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due by a fixed date, and (xii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes.  The Debt of any Person shall include the indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such indebtedness.

“Excess Funding Account” shall mean the Excess Funding Account established pursuant to Section 4.01(b) of the Transfer and Servicing Agreement.

“Facility Limit” shall have the meaning set forth in the Note Purchase Agreement.

“Fee Letter” shall have the meaning set forth in the Note Purchase Agreement.

“Force Majeure Event” shall mean any event or condition beyond the reasonable control of any party hereto, including but not limited to acts of God, wars and insurrections, which event or condition causes any delay or default by such party in performing hereunder.

“Group I” shall mean a group of Series, and which will include Series 2017-VFN and each other Series specified in the related Indenture Supplement to be included in Group I.

“Hedge Provider” shall mean any entity which has entered into a Hedging Agreement with the Issuer.

“Hedge Receipts” means all amounts due and payable by a Hedge Provider to the Issuer under a Hedging Agreement.

“Hedging Agreement” shall mean, the Interest Rate Cap Agreement and any other swap, cap, collar, floor or other hedging agreement in respect of interest rates entered into with respect to the Series 2017-VFN Notes.

“Hedging Requirements” shall mean the requirements described in Exhibit G to the Note Purchase Agreement.

“Indenture Trustee Series Fee” shall mean with respect to Series 2017-VFN, $18,000 per annum, payable in monthly installments on each Payment Date as a component of the Indenture Trustee Fees payable pursuant to Section 4.2(a)(i).

“Initial Note Principal Balance” shall mean $0.

“Interest Period” shall mean, with respect to each Payment Date and the related Determination Date, the calendar month immediately preceding the month in which such Payment Date occurs.

“Interest Rate Cap Agreement” shall mean the Interest Rate Cap Agreement dated as of December 19, 2017 (and effective as of December 20, 2017) between the Issuer and Royal Bank of Canada.

“Invested Amount” shall mean, (a) as of any date of determination during the Revolving Period, an amount equal to the Note Principal Balance of the Series 2017-VFN Notes divided by the Advance Rate and (b) as of any date of determination during the Amortization Period (i) the Invested Amount as of the close of business on the last day of the Revolving Period minus (ii)(A) the aggregate amount of principal previously paid during the Amortization Period to the Series 2017-VFN Noteholders with respect to the Notes and (B) the aggregate amount of Investor Charge-Offs during the Amortization Period plus (iii) the aggregate amount of Investor Recoveries Collections during the Amortization Period.

“Investor Charge-Off” shall have the meaning specified in Section 4.3.

“Investor Loss Amount” shall mean, with respect to any Payment Date, (a) during the Revolving Period, zero, and (b) during the Amortization Period, an amount equal to the product of (i) the Investor Percentage for such Collection Period and (ii) the Loss Amount for the related Collection Period.

“Investor Percentage” shall mean, for any Collection Period, (a) with respect to (i) Receivable Payments during the Revolving Period, (ii) Miscellaneous Payments during the Revolving Period, (iii) Loss Amounts during the Amortization Period, and (iv) Recoveries during the Amortization Period, the Floating Allocation Percentage and (b) with respect to (i) Receivable Payments during the Amortization Period and (ii) Miscellaneous Payments during the Amortization Period, the Fixed Allocation Percentage.

“Investor Recoveries Collections” shall mean, with respect to any Payment Date, an amount equal to the product of (a) the Investor Percentage for the related Collection Period and (b) Collections of Recoveries for the related Collection Period.

“Managing Agents” shall have the meaning set forth in the Note Purchase Agreement.

“Monthly Additional Interest” shall have the meaning set forth in the Note Purchase Agreement.

“Monthly Interest” shall have the meaning set forth in the Note Purchase Agreement.

“Monthly Report” shall have the meaning set forth in the Transfer and Servicing Agreement.

“Monthly Servicing Fee” shall mean, for any Payment Date relating to Series 2017-VFN, an amount equal to one-twelfth of the product of:

(a)                                 the Servicing Fee Rate;

(b)                                 the Floating Allocation Percentage for the related Collection Period; and

(c)                                  the Aggregate Unadjusted Receivables Balance as of the close of business on the last day of the immediately preceding Collection Period.

“Non-Renewing Ownership Group” shall have the meaning set forth in the Note Purchase Agreement.

“Note Principal Balance” shall mean, with respect to any date, an amount equal to (a) the Initial Note Principal Balance, minus (b) the aggregate amount of any principal payments made to the Series 2017-VFN Noteholders prior to such date, plus (c) the aggregate amount of Note Principal Balance Increases made with respect to the Notes since the Closing Date; provided, that if the Invested Amount is less than such amount, the Note Principal Balance shall equal the Invested Amount; provided further that the Note Principal Balance shall not be more than the Facility Limit.

“Note Principal Balance Increase” shall have the meaning set forth in the Note Purchase Agreement.

“Note Principal Balance Reduction” shall have the meaning set forth in the Note Purchase Agreement.

“Note Purchase Agreement” shall mean the Series 2017-VFN Note Purchase Agreement dated December 20, 2017 among the Transferor, the Issuer, USCC Services, individually and as Servicer, USCC, as performance guarantor, the Owners party thereto, the Managing Agents party thereto and Royal Bank of Canada, as administrative agent.

“Note Rate” shall have the meaning set forth in the Note Purchase Agreement.

“Owners” shall have the meaning set forth in the Note Purchase Agreement.

“Partial Paydown Period” shall mean, if there shall be any Non-Renewing Ownership Groups with respect to the extension of any Scheduled Commitment Termination Date, the period beginning on the Scheduled Commitment Termination Date without giving effect to such extension and ending on the date all amounts owing to such Non-Renewing Ownership Groups with respect to the Series 2017-VFN Notes, the Note Purchase Agreement, the Administrative Agent Fee Letter, the Fee Letters and the other Transaction Documents have been paid in full.

“Payment Date” shall mean the fifteenth (15th) day of each calendar month thereafter, or if such day is not a Business Day, the next succeeding Business Day, commencing January 16, 2018.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Transferee” shall have the meaning set forth in the Note Purchase Agreement.

“Program Fee Rate” shall have the meaning set forth in the Note Purchase Agreement

“Rating Agency” means S&P, Moody’s, Fitch, DBRS, or such other nationally recognized statistical rating organization as may rate the long-term unsecured debt of USCC or Telephone and Data Systems, Inc. from time to time.

“Redemption Amount” shall mean, with respect to any Payment Date, after giving effect to any deposits and distributions otherwise to be made on such Payment Date, the sum of (a) the Note Principal Balance, plus (b) Monthly Interest for such Payment Date and any Monthly Interest previously due but not distributed to the Series 2017-VFN Noteholders, plus (c) Additional Amounts, plus (d) any other amounts due and owing by the Issuer pursuant to the terms of this Indenture Supplement, the Note Purchase Agreement, the Administrative Agent Fee Letter, the Fee Letters or any other Transaction Document (including all fees, expenses and indemnities set forth therein).

“Required Hedge Rate” shall mean, initially, the sum of (i) the strike rate on the Interest Rate Cap Agreement (2.05%) plus (ii) 5.00%, and thereafter, to the extent the Issuer enters into more than one interest rate cap with respect to Series 2017-VFN, the highest weighted average strike rate of such interest rate caps (by reference to the notional amounts shown on the hedge notional schedules under all such interest rate caps in effect at such time).  If at any time any interest rate cap no longer meets the Hedging Requirements, the Required Hedge Rate will be determined inclusive of such interest rate cap agreement’s strike rate until such time as such interest rate cap is replaced in accordance with the Hedging Requirements.

“Revolving Period” shall mean the period beginning on the Closing Date for Series 2017-VFN and ending on the close of business on the day immediately preceding the day the Amortization Period commences.

“Scheduled Commitment Termination Date” shall mean December 13, 2019.

“Series 2017-VFN” shall mean the Series of Notes for which the terms are specified in this Indenture Supplement.

“Series 2017-VFN Default Ratio” shall have the meaning given to such term in Annex A.

“Series 2017-VFN Delinquency Ratio” shall have the meaning given to such term in Annex A.

“Series 2017-VFN Dilution Ratio” shall have the meaning given to such term in Annex A.

“Series 2017-VFN Discount Percentage” shall mean 9.10% (representing a percentage equal to the sum of (i) the Servicing Fee Rate for Series 2017-VFN, (ii) the Program Fee Rate, (iii) the Required Hedge Rate, and (iv) 0.50%, as such amount may change from time to time).

“Series 2017-VFN Early Amortization Event” shall have the meaning specified in Section 6.1.

“Series 2017-VFN Event of Default” shall have the meaning specified in Section 7.1.

“Series 2017-VFN Series Account” shall have the meaning specified in Section 4.6.

“Series 2017-VFN Noteholder” shall mean the Person in whose name a Series 2017-VFN Note is registered in the Note Register.

“Series 2017-VFN Notes” shall mean any one of the Notes for Series 2017-VFN executed by the Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form of Exhibit A.

“Series 2017-VFN Shared Collections” shall have the meaning specified in Section 4.5.

“Series 2017-VFN Stated Maturity Date” shall mean the earliest to occur of (a) the Payment Date occurring 42 months following the commencement of the Amortization Period, (b) the Payment Date on which the Series 2017-VFN Notes are paid in full, and (c) the termination of the Trust pursuant to Section 11.1 of the Indenture.

“Series Event of Default” shall have the meaning specified in Section 7.1.

“Servicing Fee Rate” with respect to Series 2017-VFN shall mean 0.50% per annum; provided, that in connection with the transfer of servicing activities under the Transaction Documents to a Successor Servicer (which may be a Back-Up Servicer, if applicable) pursuant to Section 7.02 of the Transfer and Servicing Agreement, the “Servicing Fee Rate” for Series 2017-VFN shall be the percentage or rate agreed upon by the Indenture Trustee (acting at the direction of 100% of the Series 2017-VFN Noteholders) and the Back-Up Servicer.

“Shared Collections” shall have the meaning set forth in Section 4.2(j).

“Supplemental Principal Payment Amount” shall mean, the greater of (a) the Asset Base Deficiency, and (b) any outstanding Note Principal Balance Reduction.

“Target Deposit Amount” shall mean, for each Interest Period, an amount equal to the sum of (a) the product of (i) 105% and (ii) the distributions anticipated by the Servicer to be required under Sections 4.2(a) through (e) on the following Payment Date, and (b) the difference between (i) the three-month average of the aggregate amount of distributions made pursuant to Section 4.2 on the three (3) immediately preceding Payment Dates and (ii) the amount determined pursuant to clause (a) above; provided, that in connection with the first three Interest Periods immediately following the Initial Closing Date, the Target Deposit Amount shall be equal to $80,000.00 for each such Interest Period.

“USCC Credit Agreement” shall mean that that certain Credit Agreement, dated as of June 15, 2016, among USCC, Toronto Dominion (Texas) LLC as the administrative agent and the lenders party thereto from time to time, as amended, restated and extended from time to time in accordance with the terms thereof.

“VFN Non-Use Fee” shall have the meaning set forth in the applicable Fee Letter.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Indenture Supplement shall refer to this Indenture Supplement as a whole and not to any particular provision of this Indenture Supplement; references to any Article, subsection, Section or Exhibit are references to Articles, subsections, Sections and Exhibits in or to this Indenture Supplement unless otherwise specified; and the term “including” means “including without limitation.”

ARTICLE III

SERVICER

Section 3.1                                    Servicing Compensation.  The share of the Servicing Fee allocable to the Series 2017-VFN Noteholders with respect to any Payment Date shall equal the Monthly Servicing Fee for the related Collection Period.  The portion of the Servicing Fee that is not allocable to the Series 2017-VFN Noteholders shall be paid by the holders of the Equity Certificates or the noteholders of other Series (as provided in the related Indenture Supplements), and in no event shall the Trust, the Indenture Trustee or the Series 2017-VFN Noteholders be liable for the share of the Servicing Fee to be paid by the holders of the Equity Certificates or the noteholders of any other Series.

ARTICLE IV

RIGHTS OF SERIES 2017-VFN NOTEHOLDERS
AND ALLOCATION AND APPLICATION OF COLLECTIONS

Section 4.1                                    Collections and Allocations.

(a)                                 Collections of Receivable Payments, Miscellaneous Payments, Recoveries and Shared Collections reallocated from other Series in Group I shall be allocated and distributed as set forth in Article VIII of the Indenture and this Article IV.

(b)                                 Notwithstanding the provisions of Section 4.02 of the Transfer and Servicing Agreement, during each Interest Period, as promptly as possible, but in no event later than two (2) Business Days following the Date of Processing, the Servicer shall deposit an amount equal to the Floating Allocation Percentage of Collections and Miscellaneous Payments during the Revolving Period or the Fixed Allocation Percentage of Collections and Miscellaneous Payments during the Amortization Period, as applicable, into the Series 2017-VFN Series Account until such time in such Interest Period as the Series 2017-VFN Series Account has an amount on deposit equal to the Target Deposit Amount.

(c)                                  To the extent not otherwise deposited into the Series 2017-VFN Series Account, the Servicer shall deposit all Hedge Receipts and Shared Collections payable to

Series 2017-VFN in the Series 2017-VFN Series Account on the day of receipt (or the next Business Day if such day is not a Business Day) or on the Business Day prior to the Payment Date, as applicable.

(d)                                 The Servicer shall, prior to the close of business on any Determination Date, calculate the amount of each distribution to be made pursuant to Section 4.2 below, and allocate to the Series 2017-VFN Noteholders the amount determined as provided in Section 8.4 of the Indenture and, no later than the Business Day prior to the Payment Date, transfer or cause to be transferred such amounts from the Collection Account to the Series 2017-VFN Series Account (other than amounts constituting the Target Deposit Amount that were previously deposited into the Series 2017-VFN Series Account during such period pursuant to Section 4.1(b)).

Section 4.2                                    Application of Available Funds on Deposit in the Series 2017-VFN Series Account.

The Servicer shall apply, or shall cause the Indenture Trustee to apply by written instruction to the Indenture Trustee, not later than 12:00 p.m. (New York City time) on each Payment Date, Available Funds on deposit in the Series 2017-VFN Series Account, or retained by the Servicer, for application hereunder, each with respect to such Payment Date, to make the following distributions in the following priority:

(a)                                 To the Indenture Trustee and the Owner Trustee, pari passu:

(i)                                     to the Indenture Trustee, an amount equal to the product of (x) the Floating Allocation Percentage and (y) the sum of (A) accrued and unpaid Indenture Trustee Fees and expenses and (B) indemnity payments payable to the Indenture Trustee up to $500,000 per annum (provided that such cap shall not apply following the occurrence and continuance of an Event of Default); and

(ii)                                  to the Owner Trustee, an amount equal to the product of (x) the Floating Allocation Percentage and (y) the sum of (A) accrued and unpaid Owner Trustee Fees and (B) indemnity payments payable to the Owner Trustee up to $100,000 per annum;

(b)                                 To the Servicer, an amount equal to the unpaid Monthly Servicing Fee;

(c)                                  To each Series 2017-VFN Noteholder, pro rata, Monthly Interest due and payable on the Notes at the Note Rate, and any Monthly Additional Interest previously due but not distributed;

(d)                                 To each Series 2017-VFN Noteholder, such Series 2017-VFN Noteholder’s pro rata share of the VFN Non-Use Fee and any increased costs, taxes and indemnity payments, in each case due and payable as provided in the Note Purchase Agreement and the Fee Letter and any arrearages thereof (such amounts, the “Additional Amounts”);

(e)                                  To each Series 2017-VFN Noteholder, such Series 2017-VFN Noteholder’s pro rata portion of the Supplemental Principal Payment Amount, if any;

(f)                                   During the Amortization Period, to each Series 2017-VFN Noteholder, pro rata, such Series 2017-VFN Noteholder’s portion of the Series 2017-VFN Note Principal Balance until all Series 2017-VFN Notes have been paid in full;

(g)                                  On any Payment Date following the occurrence of an Amortization Event or Event of Default, to each Series 2017-VFN Noteholder, pro rata, Monthly Interest in excess of interest at the Note Rate;

(h)                                 [Reserved];

(i)                                     To the Indenture Trustee and the Owner Trustee, any remaining fees, expenses or other indemnified amounts then due and payable, after giving effect to the payment made pursuant to clause (a) above and without regard to the cap set forth therein;

(j)                                    To the Series Accounts of each other Sharing Series in Group I that have a Collections Shortfall on such Payment Date, pro rata, based on the Collections Shortfall for each such Series, for application in accordance with the respective Indenture Supplements of each such Series (such aggregate distribution, “Shared Collections”);

(k)                                 To the Excess Funding Account, (i) any amounts necessary to prevent (A) the occurrence of an Asset Base Deficiency or (B) the Transferor Amount from being less than the Minimum Transferor Amount and (ii) any amounts designated by the Transferor (for retention therein); and

(l)                                     All remaining amounts to the Transferor, as holder of the Equity Certificate.

Section 4.3                                    Investor Charge-Offs.  On each Determination Date during the Amortization Period, the Servicer shall calculate the Investor Loss Amount, if any, for the related Payment Date.  The Invested Amount will be reduced by such amount (such reduction, an “Investor Charge-Off”).  No allocations of Loss Amounts will be made to Series 2017-VFN during the Revolving Period.

Section 4.4                                    Investor Recoveries.  On each Determination Date during the Amortization Period, the Servicer shall calculate Investor Recoveries Collections, if any, for the related Payment Date.  The Invested Amount will be increased by such amount.  No allocations or payments of Recoveries will be made Series 2017-VFN during the Revolving Period.

Section 4.5                                    Shared Collections.  Series 2017-VFN shall be a Sharing Series.  Shared Collections with respect to all the Sharing Series in Group I for any Payment Date will be allocated to Series 2017-VFN (the “Series 2017-VFN Shared Collections”) in an amount equal to the product of (x) the aggregate amount of Shared Collections with respect to all the Sharing Series in Group I for such Payment Date and (y) a fraction, the numerator of which is the Collections Shortfall for Series 2017-VFN for such Payment Date and the denominator of which is the aggregate amount of Collections Shortfalls for all the Sharing Series in Group I for such Payment Date.  On each Payment Date, the Servicer shall determine the amount of the Collections Shortfall for Series 2017-VFN for the related Payment Date, and shall direct the paying agent to withdraw an amount equal to the Series 2017-VFN Shared Collections from the Collection Account and/or the Series Accounts for the other Sharing Series in Group I, and deposit such amount into the Series 2017-VFN Series Account for distribution pursuant to Section 4.2 on the related Payment Date.

Section 4.6                                    Series 2017-VFN Series Account.

(a)                                 The Servicer shall establish and maintain with an Eligible Institution, which may be the Paying Agent, in the name of the Paying Agent on behalf of the Indenture Trustee for the benefit of the Series 2017-VFN Noteholders, a segregated account with the corporate trust department of such Eligible Institution (the “Series 2017-VFN Series Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Series 2017-VFN Noteholders.  The Indenture Trustee, for the benefit of the Series 2017-VFN Noteholders, shall possess all right, title and interest in all funds on deposit from time to time in the Series 2017-VFN Series Account and in all proceeds thereof.  The Series 2017-VFN Series Account shall be under the sole dominion and control of the Indenture Trustee for the benefit of the Series 2017-VFN Noteholders.  If at any time the institution holding the Series 2017-VFN Series Account ceases to be an Eligible Institution, the Transferor shall notify the Indenture Trustee, and the Indenture Trustee upon being notified (or the Servicer on its behalf) shall, within ten (10) Business Days, establish a new Series 2017-VFN Series Account meeting the conditions specified above with an Eligible Institution.

(b)                                 Funds on deposit in the Series 2017-VFN Series Account shall be invested at the written direction of the Servicer by the Paying Agent in Eligible Investments.  Funds on deposit in the Series 2017-VFN Series Account on any Payment Date, after giving effect to any withdrawals from the Series 2017-VFN Series Account on such Payment Date, shall be invested in such investments that mature on or prior to the Business Day immediately preceding the following Payment Date.

(c)                                  On each Payment Date, any earnings (net of losses and investment expenses) accrued and received since the preceding Payment Date on funds on deposit in the Series 2017-VFN Series Account shall be retained in the Series 2017-VFN Series Account and shall be Available Funds for such Payment Date.  For purposes of determining the availability of funds or the balance in the Series 2017-VFN Series Account for any reason under this Indenture Supplement, except as otherwise provided in the preceding sentence, investment earnings on such funds shall be deemed not to be available or on deposit.

Section 4.7                                    [Reserved].

Section 4.8                                    Excess Funding Account.

(a)                                 Series 2017-VFN shall be entitled to its Asset Base Allocation Percentage of amounts on deposit in the Excess Funding Account.

(b)                                 The Transferor may, from time to time, direct the Indenture Trustee to make deposits of any amounts payable to the Transferor under the Indenture to the Excess Funding Account.  Such direction and the amounts of such deposits shall be entirely at the direction of the Transferor.  Thereafter, the Indenture Trustee, at the direction of the Transferor, shall make withdrawals from the Excess Funding Account to either, as directed by the Transferor, (a) pay such amounts directly to the Transferor or (b) deposit the amount of any such withdrawals in the Series 2017-VFN Series Account for application as Available Funds on the following Payment Date; provided that, after the occurrence of an Amortization Event or an Event of Default, the Indenture Trustee shall transfer, without regard to the Transferor’s instructions, all amounts on deposit in the Excess Funding Account pursuant to Section 4.03(d) of the Transfer and Servicing Agreement.

(c)                                  Funds on deposit in the Excess Funding Account shall be invested at the written direction of the Servicer by the Indenture Trustee in Eligible Investments.  Funds on deposit in the Excess Funding Account on any Payment Date, after giving effect to any withdrawals from the Excess Funding Account on such Payment Date, shall be invested in such investments that will mature on or prior to the Business Day immediately preceding the following Payment Date.

(d)                                 On each Payment Date, any earnings (net of losses and investment expenses) accrued since the preceding Payment Date on funds on deposit in the Excess Funding Account shall be retained in the Excess Funding Account.

Section 4.9                                    Determination of Note Rate.  The Note Rate shall be determined by each Managing Agent and provided to the Servicer, the Indenture Trustee, the Issuer and the Administrative Agent, in accordance with the terms of Section 2.3(g) of the Note Purchase Agreement.

Section 4.10                             Investment Instructions.  Any investment instructions required to be given to the Indenture Trustee pursuant to the terms hereof must be given to a Responsible Officer of the Indenture Trustee no later than 12:00 p.m. (New York City time) on the date such investment is to be made.  In the event the Indenture Trustee receives such investment instruction later than such time, the Indenture Trustee may, but shall have no obligation to, make such investment.  In the event the Indenture Trustee is unable to make an investment required in an investment instruction received by the Indenture Trustee after 12:00 p.m. (New York City time) on such day, such investment shall be made by the Indenture Trustee on the next succeeding Business Day.  In no event shall the Indenture Trustee be liable for any investment not made pursuant to investment instructions received after 12:00 p.m. (New York City time) on the day such investment is requested to be made.  In the absence of timely written direction to the Indenture Trustee, the amounts on deposit shall remain uninvested.

Section 4.11                             Note Principal Balance Increases and Note Principal Balance Reductions.  Subject to the terms and conditions of the Indenture, this Indenture Supplement and the Notes, during the Revolving Period, the Note Principal Balance may be increased (any such increase being a Note Principal Balance Increase) or repaid and decreased (any such repayment or decrease being a Note Principal Balance Reduction) in accordance with the terms of the Note Purchase Agreement.

Section 4.12                             Reduction of Facility Limit.  The Facility Limit may be reduced or terminated in accordance with the terms of Section 2.2 of the Note Purchase Agreement.

Section 4.13                             Hedging.  The Issuer will enter into the Interest Rate Cap Agreement on the Closing Date for Series 2017-VFN.  The Issuer will maintain the Interest Rate Cap Agreement or any other Hedging Agreements in accordance with the Hedging Requirements.

Section 4.14                             Paydown.  On each Payment Date during a Partial Paydown Period, from amounts on deposit in the Series 2017-VFN Series Account or otherwise available to make such distributions, the Indenture Trustee (based on the information contained in the related Monthly Report) shall pay to the Series 2017-VFN Noteholders of record as of the applicable Record Date, pro rata based on the amount owed, the portion of the Aggregate Partial Paydown Amount owed to such Series 2017-VFN Noteholder.

Section 4.15                             Series Accounts.  The Series 2017-VFN Series Account shall be considered the “Series Account” for Series 2017-VFN) for purposes of the Transaction Documents.

ARTICLE V

DELIVERY OF SERIES 2017-VFN NOTES;
DISTRIBUTIONS; REPORTS TO SERIES 2017-VFN NOTEHOLDERS

Section 5.1                                    Delivery and Payment for the Series 2017-VFN Notes.

With respect to the Series 2017-VFN Notes, the Issuer shall execute and the Indenture Trustee shall authenticate the Series 2017-VFN Notes in accordance with Section 2.3 of the Indenture.  The Indenture Trustee shall deliver those Series 2017-VFN Notes to or upon the order of the Trust when so authenticated.

Section 5.2                                    Distributions.

(a)                                 On each Payment Date, the Paying Agent shall distribute to each Series 2017-VFN Noteholder of record on the related Record Date (other than as provided in Section 11.2 of the Indenture) such Series 2017-VFN Noteholder’s applicable share, as set forth in the applicable Monthly Report delivered to the Indenture Trustee pursuant to Section 3.04(a) of the Transfer and Servicing Agreement, in accordance with this Indenture Supplement and the Note Purchase Agreement, of the amounts held by the Paying Agent that are allocated and available for distribution to such Series 2017-VFN Noteholder on such Payment Date pursuant to Article IV hereof.

(b)                                 Except as provided in Section 11.2 of the Indenture with respect to a final distribution, distributions to Series 2017-VFN Noteholders hereunder shall be made (i) by wire transfer or electronic funds transfer to the extent the Administrative Agent has provided the Servicer, the Paying Agent and the Indenture Trustee with the appropriate account information for the Series 2017-VFN Noteholders (to the extent the account information is incorrect or incomplete, distributions shall be made by check mailed to each Series 2017-VFN Noteholder (at such Series 2017-VFN Noteholder’s address as it appears in the Note Register)), and (ii) without presentation or surrender of any Series 2017-VFN Note or the making of any notation thereon.

Section 5.3                                    Reports and Statements to Series 2017-VFN Noteholders.

(a)                                 Not later than the second Business Day preceding each Payment Date, the Servicer shall deliver to the Owner Trustee, the Indenture Trustee, and the Paying Agent (i) the Monthly Report required to be delivered pursuant to Section 3.04(a) of the Transfer and Servicing Agreement, which Monthly Report for Series 2017-VFN shall contain the items specified on Exhibit B hereto and (ii) the certificate of an Authorized Officer of the Servicer required to be delivered pursuant to Section 3.04(b) of the Transfer and Servicing Agreement, which certificate shall contain the information specified on Exhibit C.  For the avoidance of doubt, neither the Paying Agent nor the Indenture Trustee shall be required to recalculate or verify any information contained on the Monthly Report or other certificate or report delivered by the Servicer.

(b)                                 The Indenture Trustee shall promptly deliver or otherwise make available a copy of each statement provided pursuant to paragraph (a) to each Series 2017-VFN Noteholder.

ARTICLE VI

SERIES AMORTIZATION EVENTS

Section 6.1                                    Series Amortization Events.  If any one of the following events shall occur:

(a)                                 The occurrence and continuance of a Series 2017-VFN Event of Default;

(b)                                 A Servicer Default shall have occurred under the Transfer and Servicing Agreement;

(c)                                  The Seller, the Transferor, the Servicer or the Issuer shall fail to:

(i)                                     deliver a report required to be delivered to the Issuer, the Series 2017-VFN Noteholders or the Indenture Trustee pursuant to the Transaction Documents within five (5) Business Days after the due date thereof; provided, that to the extent any such party has notified the Indenture Trustee of the occurrence and continuance of a Force Majeure Event, such five (5) Business Day period shall be extended by an additional five (5) Business Days,

(ii)                                  duly observe or perform the covenants set forth in the Transfer and Servicing Agreement with respect to liens relating to the Receivables, which continues unremedied for a period of three (3) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller, the Transferor, the Servicer or the Issuer, as applicable, or after discovery of such failure by an Authorized Officer of the Seller, the Transferor, the Servicer or the Issuer, as applicable, or

(iii)                               duly observe or perform in any material respect any other covenant or agreement of the Seller (or the Seller on behalf of any Originator), the Transferor, the Servicer or the Issuer, as the case may be, set forth in the Transaction Documents, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller, the Transferor, the Servicer or the Issuer, as applicable, or after discovery of such failure by an Authorized Officer of the Seller, the Transferor, the Servicer or the Issuer, as applicable; provided, however, that no Series 2017-VFN Early Amortization Event shall be deemed to occur if such failure relates to one or more Receivables which are repurchased in accordance with the Transaction Documents;

(d)                                 Any representation or warranty made by the Issuer, the Transferor, the Seller or any Originator in this Indenture Supplement or the other Transaction Documents, proves to have been incorrect in any material respect when made and such inaccuracy results in an Adverse Effect on the Series 2017-VFN Noteholders and such Adverse Effect continues for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer, the Transferor, the Seller or any Originator, as applicable, or after discovery of such failure by an Authorized Officer of the Issuer, the Transferor, the Seller or any Originator, as applicable; provided, however, no Series 2017-VFN Early Amortization Event shall be deemed to occur if such representation or warranty relates to one or more Receivables which are repurchased in accordance with the Transaction Documents;

(e)                                  An Asset Base Deficiency exists and such condition has existed unremedied for a period of three (3) consecutive days;

(f)                                   The three (3) month average Series 2017-VFN Default Ratio relating to the Receivables shall exceed 10.50%;

(g)                                  The three (3) month average Series 2017-VFN Delinquency Ratio relating to the Receivables shall exceed 4.50%;

(h)                                 The three (3) month average Series 2017-VFN Dilution Ratio relating to the Receivables shall exceed 2.50%;

(i)                                     Failure of the Issuer to maintain Hedging Agreements relating to the Series 2017-VFN Notes in accordance with the Hedging Requirements and such failure shall continue unremedied for a period of sixty (60) days after the date on which written notice of such failure shall have been given to the Issuer, the Transferor or the Servicer, or after discovery of such failure by an Authorized Officer of the Issuer, the Transferor or the Seller, as applicable;

(j)                                    A Change of Control shall have occurred;

(k)                                 Litigation, arbitration or governmental proceedings shall have been instituted involving the Transferor, the Issuer or the Receivables that could reasonably be expected to materially and adversely affect the Transferor or the Issuer or the collectability of the Receivables;

(l)                                     Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $250,000 (in either case to the extent not adequately covered by indemnification or insurance) shall be entered or filed against the Transferor or Issuer, as applicable, or any of their respective assets and shall remain undischarged, unpaid, unvacated, unappealed, unbonded or unstayed for a period of thirty (30) days;

(m)                             The Seller, the Transferor, the Performance Guarantor or USCC (if USCC is no longer the Performance Guarantor) shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure to pay shall continue for two (2) days after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt;

(n)                                 There shall have occurred an event or situation with respect to the Transferor, the Performance Guarantor, the Servicer, the Seller or any Originator, that shall have a material adverse effect on (i) the financial condition or operations of the Transferor, the Performance Guarantor, the Servicer or the Seller, as applicable, and their representative subsidiaries, as the case may be, taken as one enterprise; (ii) the ability of the Transferor, the Performance Guarantor, the Servicer, the Seller or any Originator to perform its respective material obligations under the Transaction Documents; (iii) the legality, validity or enforceability of any of the Transaction Documents, (iv) the interest of any Series 2017-VFN Noteholder in the Receivables or in any significant portion thereof, or (v) the collectability of the aggregate amount of Receivables or of any significant portion of the Receivables, other than, in the case of clauses (i) through (v), such material adverse effects which are the direct result of actions or omissions of any Series 2017-VFN Noteholder;

(o)                                 Any Series 2017-VFN Noteholder, by its holding of Series 2017-VFN  Notes, has, acquires, or is deemed to have an “ownership interest” in a “covered fund” for purposes of regulations adopted under Section 13 of the Bank Holding Company Act of 1956, commonly known as the “Volcker Rule”;

(p)                                 The Performance Guarantor shall purport to revoke or terminate the Performance Guaranty, or the Performance Guaranty shall no longer be in effect; or the Performance Guarantor shall fail to perform, in a timely manner, any of its obligations under the Performance Guaranty or the Note Purchase Agreement; or there shall have occurred any material breach of any of the representations and warranties, or any covenants or other agreements, made by the Performance Guarantor under the Performance Guaranty;

(q)                                 with respect to USCC, the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of USCC shall be less than 3.00 to 1.00;

(r)                                    with respect to USCC, the Consolidated Leverage Ratio as of the end of any fiscal quarter of USCC during the period set forth below shall be greater than the ratios indicated for each period specified below:

Period	Ratio
From the Initial Closing Date through June 30, 2019	3.25 to 1.00
From July 1, 2019 and thereafter	3.00 to 1.00

(s)                                   the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA, or a contribution failure occurs sufficient to give rise to a lien under Section 303(k) of ERISA or Section 430(k) of the Code, with regard to any of the assets of the Seller, the Servicer, the Performance Guarantor, the Issuer or the Transferor, and, in each case, such lien shall not have been released within thirty (30) days; or

(t)                                    the amount on deposit in the Excess Funding Account relied upon in order to prevent an Asset Base Deficiency for Series 2017-VFN exceeds fifty percent (50%) of the Asset Base;

then, in the case of any event described in subsections (b) through (t), after the applicable grace period, if any, set forth in such subparagraphs, either the Indenture Trustee or the Holders of Series 2017-VFN Notes evidencing 100% of the aggregate Outstanding Amount of Series 2017-VFN Notes by notice then given in writing to the Issuer, the Transferor and the Servicer (and to the Indenture Trustee if given by the Series 2017-VFN Noteholders) may declare that an amortization event (each, a “Series 2017-VFN Early Amortization Event”) has occurred as of the date of such notice, and in the case of any event described in subsection (a), a Series 2017-VFN Early Amortization Event shall occur with respect to Series 2017-VFN without any notice or other action on the part of the Indenture Trustee or the Series 2017-VFN Noteholders immediately upon the occurrence of such event.  A Series 2017-VFN Early Amortization Event shall constitute a Series Amortization Event (and therefore an Amortization Event) for purposes of the Indenture.

In addition to any rights and remedies granted to the Indenture Trustee and the Series 2017-VFN Noteholders pursuant to the terms of the Indenture, following the occurrence and continuance of a Series 2017-VFN Event of Default, the Administrative Agent for the Series 2017-VFN Notes (in conjunction with the corresponding entity of any other Series of Notes then Outstanding that has an audit appointment right set forth in its indenture supplement) may appoint an independent auditor of national reputation reasonably acceptable to the Servicer to verify that all prior Monthly Reports delivered under the Transfer and Servicing Agreement and the Indenture have been prepared and delivered in accordance with the terms of the Transfer and Servicing Agreement and the Indenture.

ARTICLE VII

SERIES 2017-VFN EVENTS OF DEFAULT

Section 7.1                                    Series 2017-VFN Events of Default.  If any one or more of the following events shall occur with respect to Series 2017-VFN (each, a “Series Event of Default” with respect to Series 2017-VFN):

(a)                                 Default in the payment of any interest on the Series 2017-VFN1 Notes when the same becomes due and payable and such default shall continue for a period of five (5) Business Days;

(b)                                 Failure on the part of the Issuer, the Transferor, the Servicer, the Seller or any Originator to make any payment, transfer or deposit required by the terms of any Transaction Document on or before the date such payment, transfer or deposit is required to be made and such failure shall continue for a period of five (5) Business Days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Issuer, the Transferor, the Servicer, the Seller or such Originator, as applicable, or after discovery of such breach, requiring the same to be remedied, by an Authorized Officer of the Issuer, the Transferor, the Servicer, the Seller or such Originator, as applicable;

(c)                                  A breach of any covenant of the Issuer, the Transferor, the Servicer, the Seller or any Originator in any Transaction Document, which breach (i) has an Adverse Effect on the interest of any Series 2017-VFN Noteholder and (ii) continues for a period of thirty (30) days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Issuer, the Transferor, the Servicer, the Seller or such Originator, as applicable, or after discovery of such breach, requiring the same to be remedied, by an Authorized Officer of the Issuer, the Transferor, the Servicer, the Seller or such Originator, as applicable;

(d)                                 As of any date of determination, an Asset Base Deficiency exists, and such condition continues unremedied for a period of ten (10) consecutive days; or

(e)                                  The Indenture Trustee shall fail to have a first priority perfected security interest in a material portion of the Trust Assets or the Series Collateral for Series 2017-VFN.

then, in the case of any event after the applicable grace period, if any, described in subsections (a) through (e) set forth in such subparagraphs, either the Indenture Trustee or the Holders of Series 2017-VFN Notes evidencing 100% of the aggregate Outstanding Amount of Series 2017-VFN Notes by notice then given in writing to the Issuer, the Transferor and the Servicer (and to the Indenture Trustee if given by the Series 2017-VFN Noteholders) may declare that an event of default (a “Series 2017-VFN Event of Default”) has occurred as of the date of such notice.  A Series 2017-VFN Event of Default shall constitute a Series Event of Default (and therefore an Event of Default) for purposes of the Indenture.

ARTICLE VIII

REDEMPTION OF SERIES 2017-VFN NOTES;
FINAL DISTRIBUTIONS

Section 8.1                                    Optional Redemption of Series 2017-VFN Notes.

(a)                                 On any day occurring on or after the date on which the Note Principal Balance is reduced to 10% or less of the greatest ever Note Principal Balance, the Transferor shall have the option to redeem the Series 2017-VFN Notes, at a purchase price equal to (i) if such day is a Payment Date, the Redemption Amount for such Payment Date or (ii) if such day is not a Payment Date, the Redemption Amount for the Payment Date following such day.

(b)                                 The Transferor shall give the Servicer, the Indenture Trustee and the Administrative Agent at least thirty (30) days’ prior written notice of the date on which the Transferor intends to exercise the optional redemption provided for in Section 8.1(a), and the Indenture Trustee shall promptly notify the Series 2017-VFN Noteholders.  Not later than one (1) Business Day prior to the date of redemption (or such other time period as agreed to by the Indenture Trustee and the Transferor), the Transferor shall deposit into the Series 2017-VFN Series Account in immediately available funds the Redemption Amount.  Such redemption option is subject to payment in full of the Redemption Amount.  Following such deposit into the Series 2017-VFN Series Account, the Invested Amount for Series 2017-VFN shall be reduced to zero and the Series 2017-VFN Noteholders and the Transferor shall have no further interest in or claim against the Trust.  The Redemption Amount shall be distributed to the Series 2017-VFN Noteholders in full payment of amounts owing on the Notes.

Section 8.2                                    Payment in Redemption of the Series 2017-VFN Notes.

(a)                                 With respect to the Redemption Amount deposited into the Series 2017-VFN Series Account pursuant to Section 8.1, the Indenture Trustee shall, in accordance with the written direction of the Servicer, on the related Payment Date, make deposits or distributions in the priority set forth below and, in each case after giving effect to any deposits and distributions otherwise to be made on such date) in same day funds: (i) the Note Principal Balance on such Payment Date will be deposited with the Paying Agent for payment to the Series 2017-VFN Noteholders and (ii) an amount equal to the sum of (A) Monthly Interest for such Payment Date and (B) any Monthly Interest previously due but not distributed to the Series 2017-VFN Noteholders on a prior Payment Date and (C) any Additional Amounts due or previously due but not distributed to the Series 2017-VFN Noteholders on a prior Payment Date will be deposited with the Paying Agent for payment to the Series 2017-VFN Noteholders.

(b)                                 Notwithstanding anything to the contrary in this Indenture Supplement or the Indenture, all amounts deposited with the Paying Agent pursuant to Section 8.2(a) for payment to the Series 2017-VFN Noteholders shall be deemed distributed in full to the Series 2017-VFN Noteholders on the date on which such funds are deposited with the Paying Agent pursuant to Section 8.2(a) and to the extent of such payment the Series 2017-VFN Notes shall be deemed to be no longer Outstanding as such term is defined in Annex A to the Indenture.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1                                    Ratification of Indenture.  As supplemented by this Indenture Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Indenture Supplement shall be read, taken and construed as one and the same instrument.

Section 9.2                                    Counterparts.  This Indenture Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Section 9.3                                    GOVERNING LAW.  THIS INDENTURE SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.4                                    Transfer Restrictions.

(a)                                 Each purchaser or transferee of a Series 2017-VFN Note that is a Benefit Plan or a person acting on behalf of or investing the assets of a Benefit Plan shall be deemed to represent that its purchase, holding and disposition of the Series 2017-VFN Note will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any substantially similar applicable law.

(b)                                 As of the Closing Date, the Notes have not been registered under the Securities Act, or any state securities or “blue sky” laws.  The Notes may not be offered, sold, pledged or otherwise transferred except to Permitted Transferees and in accordance with Section 6.1 of the Note Purchase Agreement, including delivery of an Investment Letter as specified therein.

Section 9.5                                    Certain Commercial Law Representations and Warranties.

(a)                                 The Issuer hereby represents and warrants to the Indenture Trustee, as of the Closing Date, that:

(i)                                     this Indenture Supplement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables in favor of the Indenture Trustee on behalf of the Series 2017-VFN Noteholders, which security interest is prior to all other liens, and is enforceable as such against creditors of and purchasers from the Issuer; and

(ii)                                  at the time of its grant of any security interest in the Receivables pursuant to this Indenture Supplement, the Issuer owned and had good and marketable title to the Receivables free and clear of any lien, claim or encumbrance of any Person.

(b)                                 The representations and warranties set forth in this Section 9.5 shall survive until the final payment on the Series 2017-VFN Notes shall be distributed in full to the Series 2017-VFN Noteholders.

Section 9.6                                    Limitation on Owner Trustee Liability.  It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association,, not individually or personally but solely as owner trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust, National Association,  but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association,, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or any other related documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Indenture Supplement to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

USCC MASTER NOTE TRUST

By: Wilmington Trust, National Association,, not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title:

[Signature Page to Series 2017-VFN Indenture Supplement]

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely as
Indenture Trustee

By:
Name:
Title:

[Signature Page to Series 2017-VFN Indenture Supplement]

USCC SERVICES, LLC,
as Servicer

By:
Name:
Title:

[Signature Page to Series 2017-VFN Indenture Supplement]

EXHIBIT A

[FORM OF] SERIES 2017-VFN FLOATING RATE ASSET BACKED NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), IN RELIANCE UPON EXEMPTIONS PROVIDED BY THE SECURITIES ACT.  NO RESALE OR OTHER TRANSFER OF THIS NOTE MAY BE MADE EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE PROVISIONS UNDER STATE BLUE SKY OR SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH PROVISIONS.  THE TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN CONDITIONS SET FORTH IN A NOTE PURCHASE AGREEMENT RELATING HERETO AND THE INDENTURE AND THE SERIES 2017-VFN INDENTURE SUPPLEMENT REFERRED TO HEREIN.

EXCEPT IN THE CASE OF A SERIES 2017-VFN NOTE OWNED BY THE TRANSFEROR OR BY A PERSON DISREGARDED FOR FEDERAL INCOME TAX PURPOSES AS A PERSON, SEPARATE FROM THE TRANSFEROR, THE HOLDER OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE, AND EACH HOLDER OF A BENEFICIAL INTEREST THEREIN, AGREE TO TREAT THE SERIES 2017-VFN NOTES AS INDEBTEDNESS OF THE ISSUER FOR APPLICABLE FEDERAL, STATE, AND LOCAL INCOME AND FRANCHISE TAX LAW.

THE HOLDER OF THIS NOTE SHALL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER (I) IT IS NOT ACQUIRING THE NOTE WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, A “PLAN” AS DEFINED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) THAT IS SUBJECT TO SECTION 4975 OF THE CODE, AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY, OR A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS SUBSTANTIALLY SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (EACH SUCH ENTITY A “BENEFIT PLAN”); OR (II) THE PURCHASE, HOLDING AND DISPOSITION OF THE SERIES 2017-VFN NOTE WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF ANY SUBSTANTIALLY SIMILAR APPLICABLE LAW.

REGISTERED	Maximum Principal Balance: $

No. R-[ ]	[CUSIP NO. ]

USCC MASTER NOTE TRUST, SERIES 2017-VFN

FORM OF SERIES 2017-VFN FLOATING RATE ASSET BACKED NOTE

USCC Master Note Trust, a Delaware statutory trust (herein referred to as the “Issuer” or the “Trust”), for value received, hereby promises to pay to [             ], or registered assigns, subject to the following provisions, the principal sum of $[  ], or such greater or lesser amount as determined in accordance with the Indenture, on the Series 2017-VFN Stated Maturity Date, except as otherwise provided below or in the Indenture.  The Issuer will pay interest on the unpaid principal amount of this Series 2017-VFN Note at the Note Rate on each Payment Date until the principal amount of this Series 2017-VFN Note is paid in full.  Interest on this Series 2017-VFN Note will accrue for each Payment Date from and including the most recent Payment Date on which interest has been paid to but excluding such Payment Date or, for the initial Payment Date, from and including the Closing Date to but excluding such Payment Date.  Interest will be computed on the basis of a 360-day year and the actual number of days elapsed.  Principal of this Series 2017-VFN Note shall be paid in the manner specified on the reverse hereof.

Capitalized terms used but not defined herein are defined in Annex A of the Indenture, and, if not therein, in the Series 2017-VFN Indenture Supplement.

The principal of and interest on this Series 2017-VFN Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Series 2017-VFN Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by or on behalf of the Indenture Trustee, by manual signature, this Series 2017-VFN Note shall not be entitled to any benefit under the Indenture or the Series 2017-VFN Indenture Supplement referred to on the reverse hereof, or be valid for any purpose.

This Series 2017-VFN Note has been executed by Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as Owner Trustee and in no event shall Wilmington Trust, National Association in its individual capacity or as Owner Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust or any other Person hereunder or other documents delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Trust.  For all purposes of this Series 2017-VFN Note, in the performance of any duties or obligations of the Owner Trustee hereunder, the Owner Trustee shall be entitled to the benefits of the terms and provisions of the Trust Agreement.

IN WITNESS WHEREOF, the Issuer has caused this Series 2017-VFN Note to be duly executed.

USCC MASTER NOTE TRUST

By: Wilmington Trust, National Association, not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title:

Dated:                   2017

INDENTURE TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture and the Series 2017-VFN Indenture Supplement.

Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

By:
Authorized Signatory

USCC MASTER NOTE TRUST, SERIES 2017-VFN

SERIES 2017-VFN FLOATING RATE ASSET BACKED NOTE

Summary of Terms and Conditions

This Series 2017-VFN Note is one of a duly authorized issue of Notes (the “Notes”) of the Issuer, designated as USCC Master Note Trust (the “Issuer”), created by an Amended and Restated Trust Agreement, dated as of December 20, 2017, by and between USCC Receivables Funding LLC and Wilmington Trust, National Association, as owner trustee (not in its individual capacity, but solely as trustee, the “Owner Trustee”).  The Notes are issued under a Master Indenture, dated as of December 20, 2017 (the “Master Indenture”), among the Issuer, USCC Services, LLC, as servicer (the “Servicer”) and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), as supplemented by the Series 2017-VFN Indenture Supplement, dated as of December 20, 2017 (the “Series 2017-VFN Indenture Supplement”), and represent the right to receive certain payments from the Issuer.  The term “Indenture,” unless the context otherwise requires, refers to the Master Indenture as supplemented by the Series 2017-VFN Indenture Supplement.  The Notes are subject to all of the terms of the Indenture.  All terms used but not defined in this Series 2017-VFN Note shall have the meanings assigned to them in or pursuant to the Indenture or the Series 2017-VFN Indenture Supplement.

The Series 2017-VFN Noteholder, by its acceptance of this Note, agrees that it will look solely to the property of the Trust allocated to the payment of this Series 2017-VFN Note for payment hereunder and that the Indenture Trustee is not liable to the Series 2017-VFN Noteholders for any amount payable under the Series 2017-VFN Note or the Indenture or, except as expressly provided in the Indenture, subject to any liability under the Indenture.

This Series 2017-VFN Note does not purport to summarize the Indenture and reference is made to the Indenture for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Indenture Trustee.

The Initial Note Principal Balance is $[      ].

The Note Principal Balance will be determined from time to time by the Indenture Trustee in accordance with the Indenture and the Note Purchase Agreement (as defined in the Series 2017-VFN Indenture Supplement).

Payments of principal of the Notes shall be payable in accordance with the provisions of the Indenture.

Subject to the terms and conditions of the Indenture, the Trust may, from time to time, issue one or more new Series of Notes.

On each Payment Date, the Paying Agent shall distribute to each Series 2017-VFN Noteholder of record on the related Record Date (except for the final distribution in respect of this Note) such Series 2017-VFN Noteholder’s pro rata share of the amounts held by the Paying Agent that are allocated and available on such Payment Date to pay interest and principal on the Notes pursuant to the Series 2017-VFN Indenture Supplement.  Except as provided in the

Indenture with respect to a final distribution, distributions to Series 2017-VFN Noteholders shall be made by (i) wire transfer or check mailed to each Series 2017-VFN Noteholder (at such Series 2017-VFN Noteholder’s address as it appears in the Note Register), except that with respect to any Series 2017-VFN Notes registered in the name of the nominee of a Clearing Agency, such distribution shall be made in immediately available funds and (ii) without presentation or surrender of any Series 2017-VFN Note or the making of any notation thereon.  Final payment of this Series 2017-VFN Note will be made only upon presentation and surrender of this Series 2017-VFN Note at the office or agency specified in the notice of final distribution delivered by the Indenture Trustee to the Series 2017-VFN Noteholders in accordance with the Indenture.

On any day occurring on or after the date on which the outstanding principal balance of the Series 2017-VFN Notes is reduced to 10% or less of the greatest ever principal balance of the Series 2017-VFN Notes, subject to the terms of the Series 2017-VFN Indenture Supplement, the Transferor shall have the option to redeem the Series 2017-VFN Notes, at a purchase price equal to (i) if such day is a Payment Date, the Redemption Amount for such Payment Date or (ii) if such day is not a Payment Date, the Redemption Amount for the Payment Date following such day.

THIS NOTE DOES NOT REPRESENT AN OBLIGATION OF, OR AN INTEREST IN, THE TRANSFEROR, THE SERVICER, OR ANY AFFILIATE OF ANY OF THEM AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

Each Series 2017-VFN Noteholder, by accepting a Note, hereby covenants and agrees that it will not at any time institute against the Issuer or the Transferor, or join in instituting against the Issuer or the Transferor, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law.

Except as otherwise provided in the Series 2017-VFN Indenture Supplement, the Notes are issuable only in minimum denominations of $100,000 and integral multiples of $1,000.  The transfer of this Series 2017-VFN Note shall be registered in the Note Register upon surrender of this Series 2017-VFN Note for registration of transfer at any office or agency maintained by the Transfer Agent and Registrar accompanied by a written instrument of transfer, in a form satisfactory to the Indenture Trustee or the Transfer Agent and Registrar, duly executed by the Series 2017-VFN Noteholder or such Series 2017-VFN Noteholder’s attorney, and duly authorized in writing with such signature guaranteed, and thereupon one or more new Notes in any authorized denominations of like aggregate principal amount will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for new Notes in any authorized denominations and of like aggregate principal amount, upon surrender of such Notes to be exchanged at the office or agency of the Transfer Agent and Registrar.  No service charge may be imposed for any such exchange but the Issuer or

Transfer Agent and Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Issuer, the Transferor, the Indenture Trustee and any agent of the Issuer, Transferor or the Indenture Trustee shall treat the person in whose name this Series 2017-VFN Note is registered as the owner hereof for all purposes, and neither the Issuer, the Transferor, the Indenture Trustee nor any agent of the Issuer, Transferor or the Indenture Trustee shall be affected by notice to the contrary.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

ASSIGNMENT

Social Security or other identifying number of assignee

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                           (name and address of assignee) the within note and all rights thereunder, and hereby irrevocably constitutes and appoints                     attorney, to transfer said note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:

**

Signature Guaranteed

** NOTE:  The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within note in every particular, without alteration, enlargement, or any change whatsoever.

EXHIBIT B

[FORM OF] MONTHLY SERVICING STATEMENT
 FOR SERIES 2017-VFN
(Delivered Pursuant To Section 5.3(a)
Of The Indenture Supplement)

USCC SERVICES, LLC, AS SERVICER (the “Servicer”)
USCC RECEIVABLES FUNDING LLC (the “Transferor”)

USCC MASTER NOTE TRUST (the “Trust”) NOTES, SERIES 2017-VFN

[Attached]

B-1

EXHIBIT C

[FORM OF] SERVICER’S CERTIFICATE
FOR SERIES 2017-VFN

USCC SERVICES, LLC, AS SERVICER
USCC RECEIVABLES FUNDING LLC

USCC MASTER NOTE TRUST NOTES, SERIES 2017-VFN

The undersigned, a duly authorized representative of USCC Services, LLC (“USCC Services”), as Servicer (the “Servicer”), pursuant to the Transfer and Servicing Agreement, dated as of December 20, 2017 as may be amended (the “Transfer and Servicing Agreement”), by and among USCC Receivables Funding LLC, as Transferor, the Servicer, as Servicer and as Custodian, and Wilmington Trust, National Association, not in its individual capacity, but solely as Owner Trustee, does hereby certify with respect to the information set forth below as follows:

Capitalized terms used in this Certificate shall have the respective meanings set forth in the Transfer and Servicing Agreement.

USCC Services is, as of the date hereof, the Servicer under the Transfer and Servicing Agreement

The undersigned is a Servicing Officer.

This Certificate relates to the Payment Date occurring on                    .

As of the date hereof, to the best knowledge of the undersigned, no Amortization Event, Event of Default or Servicer Default has been deemed to have occurred on or prior to such Payment Date.

The amounts specified to be deposited into and withdrawn from the Collection Account, as well as the amounts specified to be paid to the Transferor, the Servicer and the Series 2017-VFN Noteholders are all in accordance with the requirements of the Transfer and Servicing Agreement, Master Indenture, and Indenture Supplement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate this        day of             , 20  .

USCC SERVICES, LLC,
as Servicer

By:

C-1